DOCUMENT
TYPE SC 13G/A
<SEQUENCE>1
<FILENAME>g13pksb.txt
DESCRIPTION 13G/A
TEXT
SUBMISSION:
TYPE:  SC 13G/A
FILING DATE:  20130513
COMPANY DATA:
CONFORMED NAME:  Kuby Gottlieb Special Value Fund, LP
CIK:  0001419714
CCC:  enna111@
IRS NUMBER: 36-3720221
STATE OF INCORPORATION:  DE
FISCAL YEAR END:  1231

FILING VALUES:
FORM TYPE:  SC 13G/A
ACT:  34

SUBMISSION CONTACT:
NAME:  Peter G. Contos II
PHONE: 312-580-1056

BUSINESS ADDRESS:
STREET1:  20 N. Wacker Drive, Suite 1416
CITY:  Chicago
STATE:  IL
ZIP:  60606

                             UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549
                             SCHEDULE 13D
                Under the Securities Exchange Act of 1934

                     PEERLESS SYSTEMS CORPORATION
                            (Name of Issuer)

                             Common Stock
                      (Title of Class of Securities)

                               705536100
                             (CUSIP NUMBER)

                               0000897893
         		  (CENTRAL INDEX KEY)

		  	       DELAWARE
		       (STATE OF INCORPORATION)

			      JANUARY 31
			   (FISCAL YEAR END)


                   7372 SERVICES - PREPACKAGED SOFTWARE
		  (STANDARD INDUSTRIAL CLASSIFICATION)

			       95-3732595
        		      (IRS NUMBER)

	         	      May 10, 2013
	  (Date of Event Which Require Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ]

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provision of the Act (however, see the Notes).

CUSIP NO.   705536100


                           SCHEDULE 13G/A


1. NAME OF REPORTING PERSON & I.R.S. IDENTIFICATION NO.

   NORTH STAR INVESTMENT MANAGEMENT CORP. I.R.S. 36-4467498

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                    (a) [   ]
                    (b) [   ]

3. SEC USE ONLY

4. SOURCE OF FUNDS    WC

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS  2(d) or 2(e)       [  ]

6. CITIZENSHIP OF PLACE OR ORGANIZATION

   DELAWARE

NUMBER OF        7.    SOLE VOTING POWER         245,107 (1)
SHARES
BENEFICIALLY     8.    SHARED VOTING POWER               (2)
OWNED BY
EACH             9.    SOLE DISPOSITIVE POWER    245,107 (1)
REPORTING
PERSON WITH	10.   SHARED DISPOSITIVE POWER           (2)

11. AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON

    245,107

12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*      [  ]

13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    8.1%

14. TYPE OF REPORTING PERSON*	CO


   ILLINOIS

NUMBER OF        7.    SOLE VOTING POWER         245,107
SHARES
BENEFICIALLY     8.    SHARED VOTING POWER
OWNED BY
EACH             9.    SOLE DISPOSITIVE POWER    245,107
REPORTING
PERSON WITH	10.   SHARED DISPOSITIVE POWER

11. AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON

    245,107

12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*      [  ]

13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     8.1%


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: May 13, 2013







__________________________
Peter Gottlieb


NORTH STAR INVESTMENT MANAGEMENT CORP.

By:  /S/ PETER D. GOTTLIEB
----------------------------------
PETER D. GOTTLIEB, President & CEO







By:  /S/ PETER G. CONTOS II
----------------------------------
PETER G. CONTOS II
TEXT
DOCUMENT